Exhibit 21.1
LIST OF SUBSIDIARIES OF
FURNITURE BRANDS INTERNATIONAL, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Action Transport, Inc.	Delaware
Broyhill Furniture Industries, Inc.	North Carolina
Broyhill Home Furnishings, Inc.	Delaware
Broyhill Retail, Inc.	Delaware
Decorative Hardware Solutions (L) Bhd.	Malaysia
Furniture Brands Resource Company, Inc.	Delaware
Furniture Brands Hangzhou Co., Ltd.	China
Furniture Brands Asia Ltd.	Hong Kong
Furniture Brands Holdings, Inc.	Delaware
Furniture Brands Canada ULC	Canada
Furniture Brands Operations, Inc.	Delaware
Furniture Brands S. de R.L. de C.V.	Mexico
HDM Furniture Industries, Inc.	Delaware
HDM Retail, Inc.	Delaware
Lane Furniture Industries, Inc.	Mississippi
Lane Home Furnishings Retail, Inc.	Delaware
Maitland-Smith Asia Holdings Limited	Vanuatu
Maitland-Smith Cebu, Inc.	Philippines
Maitland-Smith Furniture Industries, Inc.	Delaware
Maitland-Smith Limited	Hong Kong
P.T. Maitland-Smith Indonesia	Indonesia
Maitland-Smith Export (L) Bhd.	Malaysia
Thomasville Furniture Industries, Inc.	Delaware
Thomasville Home Furnishings, Inc.	Delaware
Thomasville Retail, Inc.	Virginia
Lane Furniture Industries, Inc. also does business as Furniture Brands Builder Services, Laneventure, and Royal Development.
HDM Furniture Industries, Inc. also does business as Drexel Heritage Furniture Industries, Henredon Furniture Industries, Hickory Chair Company and The Pearson Company.
Thomasville Furniture Industries, Inc. also does business as Creative Interiors.